ASKMENOW
SERVICES AGREEMENT

This Services Agreement, effective as of the 17 day of October 2007 (the "Effective Date"), is entered into between AskMeNow, Inc. ("AMN"), and Ask Frank Limited ("COMPANY").

WHEREAS, AMN operates a mobile phone information service whereby users of the service ("Users") receive responses to queries posted by the Users via a mobile cellular phone or hand-held device; and

WHEREAS, COMPANY sells a mobile service; and

WHEREAS, COMPANY wishes to market, promote and distribute certain of AMN's services, as described further herein, under the private label name of "AskFrank" which is a question and answer service for mobile phones.

NOW, THEREFORE, the parties agree as follows:

1. SERVICES. During the Term of this Agreement and on a sole and exclusive basis in Australia and New Zealand (the "Territory"), AMN will supply COMPANY with mobile phone information services whereby AMN will provide text answers via SMS to text queries on topics of general interest received from Users in the Territory in accordance with the specifications and as more fully described in Exhibit A (the "Services"). Unless otherwise mutually agreed, COMPANY will market the services in the Territory under the name "AskFrank." COMPANY shall not sublicense or subcontract access to and/or use of the Services without the express written approval of AMN, determined in its sole discretion. In the event that in respect of either Australia or New Zealand COMPANY is in arrears, other than by agreement with AMN, in respect of any payment due and owing from COMPANY to AMN under and in accordance with this Agreement, and such arrears are greater than sixty (60) days, then AMN may vary by notice in writing the grant of rights in clause 1 of this Agreement for the country in the Territory in respect of which payments are in arrears to make such grant non-exclusive. The grant of rights in respect of the country for which payments are not in arrears shall be unaffected.

2. **COMPANY'S RESPONSIBILITIES.**

2.1 **Promotion.** At all times during the Term, COMPANY at its sole cost and expense shall use its best commercial efforts to actively promote the Services in the Territory. COMPANY will not market the services outside of the Territory unless otherwise agreed in writing.

2.2 **Performance Obligations.** COMPANY shall represent the Services accurately and fairly. COMPANY shall not (a) make representations, warranties, covenants or other statements regarding the Services other than those specifically set forth in this Agreement or otherwise approved in writing by AMN, (b) materially alter or change the Services without AMN's prior written approval, or (c) use the AMN logo or any AMN trademark (registered or unregistered) in connection with sales orders, customer agreements, or any of its other materials that are distributed to end users of COMPANY's services or are published or circulated in any way without first obtaining AMN's express written consent for each country in the Territory. COMPANY shall comply with all applicable laws, rules and regulations in the Territory in connection with its performance of this Agreement and the use and marketing of the Services.

2.3 **Support.** COMPANY shall provide Users with reasonable support and assistance in connection with the use of the Services.

2.4 **Responsibility for the Shortcode & Hardware.** COMPANY will be responsible for providing the shortcode(s) used to access the Services in the Territory. AMN will not be responsible for the mobile telephones through which Users access the Service or any fees mobile cellular phone carriers may charge to send or receive messages.

3. **AMN'S RESPONSIBILITIES.**

3.1 **Services.** AMN shall perform the Services in good faith using reasonable skill, care and diligence, suitably qualified and trained personnel, and in a professional manner consistent with best commercial practice.

Notwithstanding the foregoing, AMN makes no representation that the answers provided by it through the Service will be error-free, complete or otherwise reliable for any purpose. AMN's provision of the Services is further subject to the provisions of Exhibit A. AMN shall comply with all applicable laws, rules and regulations in connection with its performance of this Agreement and the supply of the Services.

3.2 AMN shall provide the Services in accordance with the service levels and technical parameters set out in Exhibit A and shall be responsible for all hardware, software and connectivity upstream of the Gateway (as defined in Exhibit A).

4. PRICING, FEES AND COSTS.

4.1 **Services and Pricing.** The COMPANY will pay AMN a one-time $10,000 set up fee which includes the costs of staffing, training, technical development and implementation and the creation of the Style Guide as defined in Exhibit A (the "Set Up Fee") and a minimum fee of $5,000 USD per month the "Minimum Fee", in advance, due and payable at the beginning of each month commencing with the first month immediately following the end of the Implementation Period (as defined in Exhibit A), during the term of this Agreement and any renewal thereof. AMN will answer through the Service up to 12,500 (the "Minimum Amount") AskFrank User generated questions per month under the terms of this agreement. AMN will answer through the Service any questions received that are greater than the Minimum Amount which will be charged at $0.40 USD per Eligible Answer in accordance with the provisions of Exhibit A.

4.2 **Expenses.** COMPANY shall be responsible for all costs and expenses, including, but not limited to, travel, trade shows and other sales, marketing and promotional expenses incurred in connection with COMPANY's sale, marketing and promotion of the Services and its other responsibilities and activities under this Agreement. Except as otherwise set forth herein, AMN shall be responsible for all costs and expenses, including but not limited to providing the answer data feed to the Gateway (as defined in Exhibit A), all staffing and other overhead costs and any other liabilities incurred in complying with is responsibilities under this Agreement.

4.3 **Payment Terms.** Upon the signature of this Agreement by the Parties, COMPANY shall pay to AMN $10,000 USD, being the Set Up Fee. When the parties agree (acting reasonably) that full commercial launch of the COMPANY's service has occurred throughout the Territory but in any event no later than [16 November 2007], COMPANY shall make a payment to AMN of USD$30,000, being an advance payment of six instalments of the Minimum Fee in respect of the first six months of the Term following such date of full commercial launch. AMN shall provide invoices covering the services rendered in excess of the Minimum Amount to COMPANY on a monthly basis not less than five days after the end of the month in which the Services are provided and payment for such services shall be due within 30 days of receipt by Company of said invoice.

5. CONFIDENTIALITY.

5.1 **Confidential Information.** Confidential information shall include information that is disclosed by AMN or COMPANY (or by their respective affiliates) to the other party under this Agreement, including without limitation, any and all information about Users or potential Users of the Services, such as names, addresses, e-mail addresses, telephone numbers, lists, pricing, or any other information about Users ("User Information"), product and service specifications and documentation, business and product plans, pricing, and other confidential business information of AMN or COMPANY (or of their respective affiliates), or which AMN or COMPANY (or their respective affiliates) has in its possession under obligations of confidentiality with a third party and which confidentiality obligation is known to the recipient party hereto ("Confidential Information"). Confidential Information shall not include information which: (a) recipient can demonstrate was already known by the recipient; (b) is or becomes public knowledge without any wrongful act by the receiving party; (c) is or becomes (independent of disclosure by the disclosing party) known to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (d) is independently developed by the receiving party; or (e) is disclosed pursuant to any judicial or governmental order, provided that the receiving party gives disclosing party reasonable prior notice to contest such order.

5.2 **Nondisclosure.** Each of COMPANY and AMN agrees that during the Term or any Renewal Term (as defined below) of this Agreement, as the case may be, and for a period of three (3) years thereafter, it shall neither disclose any Confidential Information to third parties nor use any Confidential Information in any manner other than as contemplated by this Agreement. Notwithstanding the foregoing, the receiving party may disclose

Confidential Information to receiving party's employees or independent consultants on a need-to-know basis provided that such employees or independent consultants are placed under the same obligations of confidentiality as the parties to this Agreement and the receiving party making such disclosure shall not be relieved of its obligations of confidentiality and shall be liable for the acts or omissions of such disclosees.

6. INTELLECTUAL PROPERTY RIGHTS.

6.1 **Definition**. "Intellectual Property Rights" means:

(a) any and all proprietary rights provided under, (i) patent law, (ii) copyright law, (iii) trademark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any other statutory provision or common law principle, including without limitation, trade secret or trade dress law, that may provide a right in either ideas, formulae, algorithms, concepts, inventions or know-how generally, or the expression, visual appearance, or use of such ideas, formulae, algorithms, concepts, inventions or know-how; and/or

(b) any and all applications, registrations, licenses, sublicenses, franchises, consents or permissions, agreements or any other evidence of a right in any of the foregoing.

6.2 **Intellectual Property Rights.** COMPANY hereby recognizes that as between AMN and COMPANY, AMN retains ownership of all Intellectual Property Rights in the Services (and the tools, systems and processes used in connection with the Services), Documentation, and Confidential Information received by COMPANY from AMN, including without limitation, all corrections, modifications and derivative works thereof. COMPANY hereby agrees (a) to retain all proprietary marks, legends and patent and copyright notices that appear on or within the Services, Confidential Information and other Documentation delivered to COMPANY by AMN and all whole or partial copies made by COMPANY thereof, and (b) to not represent COMPANY as the owner, licensor or licensee of any of AMN's Intellectual Property Rights used in connection with the Services, or in any Documentation or Confidential Information of AMN.

6.4 **Limitations.** Except as expressly set forth in this Agreement, neither party grants to the other any license under any of its Intellectual Property Rights, either expressly, by implication, estoppel or otherwise.

6.5 **AMN's Marks.** During the Term and any Renewal Term (as defined below) thereof, COMPANY shall have the non- exclusive right to use all licensed or proprietary trademarks, trade names, symbols, logos and/or brand names adopted from time to time to identify AMN, its products or services, including but not limited to AMN ("AMN's Marks") in COMPANY's advertising and promotional materials for the Services; provided, however, that AMN has pre-approved in writing the proposed advertising and promotional materials. COMPANY acknowledges the validity of AMN's Marks as well as AMN's Intellectual Property Rights, all of which shall remain the sole property of AMN or its licensors, as applicable. At no time during or after the Term or any Renewal Term (as defined below) thereof shall COMPANY, directly or indirectly, challenge or contest or assist others to challenge or contest the ownership, enforceability or validity of AMN's Intellectual Property Rights in AMN's Marks, or the registration thereof, or attempt to register any marks confusingly similar to AMN's Marks.

6.6 **COMPANY's Marks.** During the Term and any Renewal Term (as defined below) thereof, AMN shall have the right to indicate to the public that COMPANY is a customer of the Services and to use COMPANY's name, logos and other trademarks, trade names, service marks, insignia, symbols, decorative designs, or the like that COMPANY owns or is licensed or sublicensed to use ("COMPANY's Marks") in AMN's advertising and promotional materials for the Services, provided that COMPANY has pre-approved in writing the proposed advertising and promotional materials. AMN acknowledges the validity of COMPANY's Marks and agrees that during and after the Term and any Renewal Term (as defined below), it shall not directly or indirectly challenge or contest the ownership, enforceability or validity of COMPANY's Intellectual Property Rights in COMPANY's Marks or attempt to register any confusingly similar marks.

7. REPRESENTATIONS AND WARRANTIES

7.1 **AMN Warranty.** AMN represents and warrants to COMPANY that: (a) AMN has all requisite power and authority to enter into this Agreement; (b) by entering into this Agreement and performing its obligations

hereunder, AMN shall not be in breach of any agreement to which AMN is a party or other undertaking with any third party; and (c) that it will provide the Services in accordance with Exhibit A.

7.2 **COMPANY Warranty.** COMPANY represents and warrants to AMN that: (a) COMPANY has all requisite power and authority to enter into this Agreement; and (b) by entering into this Agreement and performing its obligations hereunder, COMPANY shall not be in breach of any agreement to which COMPANY is a party or other undertaking with any third party.

7.3 **Disclaimer**. In no event shall COMPANY make any representation, guarantee or warranty to any User or potential User concerning the Services provided by AMN except as expressly authorized in writing by AMN. COMPANY shall indemnify, defend, and hold harmless AMN, its directors, officers, agents, employees, and those of any wholly owned subsidiaries of AMN directly involved in the provision of the Services against any liability, loss, costs or damages, including without limitation, reasonable attorney's fees and expenses, arising out of or related to COMPANY's warranties or representations to Users or potential Users regarding the Services provided by AMN other than those warranties expressly authorized in writing by AMN. EXCEPT FOR THE EXPRESS WARRANTIES STATED HEREIN, AMN MAKES NO REPRESENTATION OR WARRANTY HEREUNDER TO COMPANY WITH RESPECT TO THE SERVICES, DOCUMENTATION OR AMN'S CONFIDENTIAL INFORMATION DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE AND MAKES NO REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS PRODUCTS OR SERVICES OR AS TO THEIR NON-INFRINGEMENT.

8. INDEMNITY.

8.1 **AMN Indemnification.** AMN shall indemnify and defend COMPANY from all cost or expense in connection with any third party claim against COMPANY (a) that AMN's content, AMN Marks, products or Services infringe any third party's existing patent, copyright, trademark or misappropriate trade secrets; (b) that arises out of AMN's breach of this Agreement or improper or unauthorised disclosure by AMN of Confidential Information; or (c) resulting from AMN's gross negligence or intentional misconduct, provided that COMPANY promptly notifies AMN of such claim. COMPANY shall cooperate with AMN, and provide AMN with all available information and assistance regarding such claim. AMN shall not be liable for any costs, damages, or fees incurred by COMPANY in such action or claim in the event that COMPANY assumes, or declines or fails to tender to AMN, control over the defense or settlement thereof, unless authorized in writing by AMN.

8.2 **COMPANY Indemnification.** COMPANY shall indemnify and defend AMN from all cost or expense in connection with any third party claim against AMN (a) that COMPANY's content, COMPANY Marks, products, or services infringe any third party's existing patent, copyright or trademark, or misappropriate trade secrets, (b) resulting from COMPANY'S breach of this Agreement or improper or unauthorized disclosure by COMPANY of Confidential Information; (c) resulting from COMPANY's gross negligence or intentional misconduct; or (d) arising from or related to (i) use of the Service by Users or (ii) a User's actions in reliance on the Service or (iii) COMPANY's relationship with Users or other third parties, provided that AMN promptly notifies COMPANY of such claim. AMN shall cooperate with COMPANY, and provide COMPANY with all available information and assistance regarding such claim. COMPANY shall not be liable for any costs, damages, or fees incurred by AMN in such action or claim in the event that AMN assumes, or declines or fails to tender to COMPANY, control over the defense or settlement thereof, unless authorized in writing by COMPANY.

8.3 **Limitation of Indemnification Obligation.** THIS SECTION 8 SETS OUT THE ENTIRE LIABILITY OF THE PARTIES AND THE SOLE AND EXCLUSIVE REMEDY OF EITHER PARTY WITH RESPECT TO THE CLAIMS SET FORTH IN THIS SECTION 8AND NEITHER PARTY SHALL HAVE ANY ADDITIONAL LIABILITY WITH RESPECT TO ANY SUCH CLAIMS.

8.4 **Notification of Unauthorized Use.** Each party shall promptly notify the other in writing upon its discovery of any unauthorized use of the Services or any infringement of Intellectual Property Rights with respect thereto. Where such infringement is of AMN's Intellectual Property Rights, AMN shall have the sole and exclusive right to bring an infringement action or proceeding against any infringing third party, and, in the event that AMN

brings such an action or proceeding, COMPANY shall, at the expense and request of AMN, cooperate and provide full information and assistance to AMN and its counsel in connection with any such action or proceeding.

9. LIMITATION OF LIABILITY. EXCEPT FOR INDEMNIFICATION OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, ANY USER OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR OTHER INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NEITHER PARTY'S LIABILITY TO THE OTHER PURSUANT TO THIS AGREEMENT SHALL EXCEED THE AMOUNT OF MONEY RECEIVED BY AMN FROM COMPANY DURING THE PREVIOUS SIX (6) MONTHS PRIOR TO THE EVENT GIVING RISE TO THE LIABILITY PURSUANT TO THIS AGREEMENT, WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AGREE THAT THIS SECTION REPRESENTS A REASONABLE ALLOCATION OF RISK.

10. TERM AND TERMINATION

10.1 **Term.** This Agreement shall commence on the Effective Date and continue in full force and effect for a term of one (1) year (the "Term"), renewable for an additional twelve (12) month period at COMPANY'S option by notice in writing not less than 60 days prior to the end of the Term and if so renewed by COMPANY, thereafter automatically renewed for subsequent 12 month periods unless either party provides written notice of termination not less than 120 days prior to the end of the then current 12 month period (each additional 12 month period a "Renewal Term") unless earlier terminated in accordance with the provisions of this Agreement.

10.2 **Termination with Cause.** In the event of any material breach of this Agreement that is incapable of remedy or remains unremedied by the party in breach more than thirty (30) days after they have received written notice from the party not in breach specifying the breach and requesting remedial action, the non-breaching party may terminate this Agreement for cause by giving written notice to the other party immediately.

10.3 **Termination for Insolvency.** Either party may terminate this Agreement if the other party (a) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding in relation to insolvency, receivership, liquidation, or assignment for the benefit of creditors, if that petition or proceeding is not dismissed within sixty (60) days after filing, (b) suspends the operation of its present business or liquidates its business assets, or (c) generally fails to pay its debts as such debts become due or admits in writing its inability to pay its debts.

10.4 **Effect of Termination.** Upon any termination of this Agreement:

(a) Each party agrees to promptly return any Confidential Information that has been furnished by the other in connection with this Agreement, accompanied by all copies of such Confidential Information, and each party shall destroy all reports, analyses, notes or other information that are based on, contain or reflect any Confidential Information, and deliver to the other party a certificate executed by one of that party's duly authorized officers indicating that the requirements of this Section 10.4 have been completely satisfied;

(b) if requested by AMN or COMPANY, the parties shall issue a mutually acceptable communication regarding the termination to provide a smooth transition for Users following such termination; and

(c) termination of the Agreement by either party shall be without prejudice to the party's other rights and remedies hereunder, subject to any limitations on remedies provided herein.

10.5 **Damages.** No costs or damages shall be paid to or by either party solely as a result of the termination or non-renewal of this Agreement in accordance with its terms, other than costs and damages arising out of a breach of this Agreement or other costs or damages to which a party may be entitled for reasons other than the termination or non-renewal of this Agreement.

11. GENERAL PROVISIONS

11.1 **Relationship of the Parties.** Nothing in this Agreement shall render, or be interpreted or construed to mean, that the parties are partners, joint ventures, employer/employee or related other than as

TG.

independent contractors. Neither party shall have any authority whatsoever to obligate or commit the other party, contractually or otherwise. Neither party shall do anything whatsoever to represent to any person that it has any authority to so obligate or commit the other party. Each party agrees that each of them is an independent contractor. Each party shall act solely within the scope of its actual and express authority under this Agreement. Neither party shall represent to any person that it has any authority, permission or consent to represent, act on behalf of, or have a commercial relationship with, the other party except as is expressly authorized by such other party under this Agreement.

11.2 **Waiver and Amendment.** No failure or delay on the part of any party in exercising any right under this Agreement, irrespective of the length of time that such failure or delay may continue, will operate as a waiver of, or impair, any such right. No single or partial exercise of any right under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right. No waiver, modification or amendment of any right under this Agreement will be effective unless it is in writing and signed by the parties.

11.3 **Further Assurances and Good Faith.** Each party to this Agreement will, at the request of the other party and without charge (provided that the cost to the providing party is reasonable under the circumstances), execute and deliver all such further instruments and documents and take such further actions as may be reasonably requested to further confirm, carry out and otherwise accomplish the intent and purpose of this Agreement.

11.4 **Severability.** If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable to the maximum extent possible, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken, and the remainder of this Agreement shall remain in full force and effect.

11.5 **No Announcement.** Without the prior written consent of the other party, which shall not unreasonably be withheld or delayed, neither party shall, in any manner, disclose any terms of this Agreement, originate or publish any publicity, news release, or other public announcement relating to this Agreement or its provisions. The Parties shall issue an agreed joint announcement regarding the Service in respect of which prior written approval shall not unreasonably be withheld by either of the Parties.

11.6 **Notices.** Any notice given pursuant to this Agreement shall be in writing and shall be delivered by hand, by prepaid certified or registered mail, return receipt requested, or by reputable overnight courier, to the address designated below for the respective party or to such revised address as such party may, from time to time, designate by giving notice in writing to the other party in the prescribed manner. Any notice so given shall be deemed to be received on the date of delivery or refusal of acceptance of delivery. Notice to AMN shall be sent to the attention of Darryl Cohen, CEO, AskMeNow, Inc., 26 Executive Park, Suite 250, Irvine, CA 92614. Notice to COMPANY shall be sent to the address set forth on page one of this Agreement under the heading "COMPANY Address."

11.7 **Force Majeure.** Neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including but not limited to acts of war or terrorism, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental acts or failure of the Internet (each an "Event of Force Majeure"). In the event that any Event of Force Majeure continues for a period of sixty (60) consecutive days then the unaffected party shall be entitled to terminate this Agreement forthwith by notice in writing to the affected party and the provisions of clause 10.4 shall apply.

11.8 **Entire Agreement.** This Agreement sets forth the entire agreement and understanding of AMN and COMPANY relating to the subject matter herein. This Agreement supersedes any and all other prior proposals (oral or written), understandings, representations, conditions, warranties, covenants and other communications between AMN and COMPANY which relate to the subject matter of the Agreement.

11.9 **Successors and Assigns.** This Agreement shall be binding upon and inure to the benefit of AMN and COMPANY and their respective wholly owned subsidiaries, successors and permitted assigns. Except where a Party proposes to merge with a third party or sell all or substantially all of it's assets to a third party and that third party agrees in writing to be bound by this Agreement,, neither Party may assign or transfer this Agreement to any person or entity without the prior written consent of the other Party, which shall not unreasonably be withheld or delayed.

11.10 Dispute Resolution. Either Party may call a meeting of the Parties to discuss any dispute arising from this Agreement that cannot be or has not been resolved at an operational level by providing not less than 2 business days written notice to the other Party and each Party agrees to procure that its Mark Cohen (in the case of AMN) and Doug Drury (in the case of COMPANY) shall attend telephonically any such meeting. The members of the relevant meeting shall cooperate in good faith to try and resolve the dispute. If the dispute referred to a meeting is not resolved at that meeting then either party, by immediate notice in writing to the other, may refer the dispute to Mark Cohen (in the case of AMN) and Doug Drury (in the case of COMPANY) who shall co-operate in good faith to try and resolve the dispute within 5 business days of the service of such notice. If the dispute is not resolved within this period of time then the Parties shall, on the written request of either Party, commence mediation with the assistance of a mediator to be appointed by agreement between the Parties and failing agreement within 2 business days, to be appointed by [AMN to suggest appropriate appointing body under the laws of New York]. The Parties shall attempt to resolve the dispute using mediation for a maximum of 15 business days, after which time and failing resolution either Party shall be free to pursue any available legal remedies.

11,11 **Meetings.** The Parties agree to conduct regular conference calls and/or meetings during the Term of this Agreement in order to discuss activities during the preceding day(s) and/or week(s) and any proposed changes that could be implemented with a view to improving the efficacy of the Service..

11.12 **Counterparts**. This Agreement may be executed in counterpart, each of which shall be deemed an original and all of which together shall constitute one instrument. The parties hereto may execute and deliver this Agreement via facsimile and such facsimile signatures shall be deemed to be, and shall have the same force and effect as original signatures.

11.13. **Governing Law**. This Agreement shall be governed by, and construed in accordance with, the laws applicable in the State of New York. Company consents to jurisdiction and venue in the state or federal courts located in New York County, New York regarding any disputes arising under this Agreement and service of process in any such action may be affected in the same manner as notices may be given under this Agreement or by any method permitted by applicable law.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

Ask Frank Limited	AskMeNow, Inc.
By:________________	By: [signature]
Name:	Name: DARRYL Cohen
Title:	Title: CEO

Exhibit A

DESCRIPTION OF SERVICES

AskMeNow shall provide a question and answer service in accordance with the following specifications:

1. Definitions

1.1 In this Exhibit A the following words and expressions shall have the following meanings:

AskFrank User means a User of the COMPANY's service who is located within the Territory and uses the AskFrank service to ask a question;

Eligible Answer means an answer provided within the time limits set out in paragraph 8 below that counts towards the monthly total of answers provided by AMN to AskFrank Users for the purposes of calculating any fees dues to AMN pursuant to clause 4.1. of this Agreement;

Gateway means the physical interface identified by an IP address to which AMN sends answers and at which AMN hands over responsibility of the carriage of the answer signal to COMPANY or COMPANY's nominee, as more fully described at paragraph 2 below;

Implementation Period means the period of two months immediately following the Effective Date unless otherwise agreed by the parties in writing;

Researcher means a dedicated member of AMN's staff who are to provide the Services to AskFrank Users in accordance with the terms of this Agreement including the Style Guide and "**Researchers**" shall be construed accordingly;

Referred Question means a trivia or other general interest type of question in the English language originating from a Company user which is referred to AMN by Company's third party aggregator in SMS format to research and provide an answer; and

Service Failure means a failure in any month by AMN to comply with any one Service Level as set out below;

Service Levels means the service levels set out in the Service Level Agreement at paragraph 8 below;

Style Guide means the guide to answering questions and using the COMPANY brand as more fully set out at paragraph 5 below;

1.2 In the event of any conflict or inconsistency between the main body of this Agreement and this Exhibit A the terms of this Exhibit A shall prevail.

2. Technical specification

COMPANY's third party aggregator will provide questions to AMN and AMN will provide answers to AskFrank User originated questions according to the technical specifications as required by COMPANY's third party aggregators, including in each case the delivery of an HTML data feed via the gateway.

3. Training

3.1 AMN will train Researchers in the correct techniques for answering questions originated by AskFrank Users, such training to include without limitation the development in researchers of appropriate skills and an appropriate cultural reference framework to be able to answer questions originating from within the Territory all in accordance with the Style Guide.

3.2 During the Implementation Period, such training will be provided at COMPANY's cost, such cost included within the Set Up Fee.

3.3 Where any training is required after the Implementation Period other than in the normal course of increasing the number of Researchers active at any time due to increased demand, such training will be provided at COMPANY's reasonable cost, provided that no costs may be incurred without the prior written consent of COMPANY which shall not be unreasonably withheld or delayed.

3.4 AMN will consult with COMPANY and give reasonable consideration to the views of COMPANY regarding the number of FTE required to meet the anticipated answer frequency for the Territory. AMN may substitute or supplement researchers with automated software provided that AMN has first consulted with COMPANY and COMPANY is reasonably satisfied that the introduction of automated software will not materially reduce the quality of the Services.

4. Testing

4.1 During the Implementation Period both parties agree to thoroughly and appropriately test the Service and both parties agree to commit sufficient resources on an 'own cost' basis to conduct such testing of the service from both a technical and user-experience standpoint.

5. Style Guide

5.1 COMPANY will within one month of the Effective Date at its own cost, create and develop a style guide specifically for the Territory that will govern the appropriate styles to be used in answering questions originated by AskFrank Users. Within seven (7) days of receipt of the Style Guide, AMN will review and critique the Style Guide and provide COMPANY with suggested revisions to ensure that the Style Guide's mandates are in keeping with the normal question and answer policies of AMN as applied to other third party white label distributors of the Services. The parties shall agree the Style Guide promptly and in good faith following the delivery of revisions to COMPANY, at which time the Style Guide shall be appended to and form a part of this Agreement. .

5.2 From time to time COMPANY shall request revisions to the Style Guide. AMN shall consent to revisions where such revisions are not contrary to law or the normal question and answer policies of AMN as applied to other third party white label distributors of the Services. The revised Style Guide shall be adopted and shall form part of this Agreement, replacing the former Style Guide.

6. Volume Forecasts

6.1 COMPANY will provide a preliminary non-binding forecast of the anticipated number of answers that AMN will be required to provide to AskFrank Users in any given month no later than two months prior to the month in question.

6.2 COMPANY will provide a firm and binding forecast of the anticipated number of answers that AMN will be required to provide to AskFrank Users in any given month no later than one month prior to the month in question (a "Final Forecast").

6.3 Nothing in this paragraph 6 will affect the payment commitment that COMPANY has made in clause 4 of the Agreement to the Minimum Amount.

7. Ramp Downs

7.1 If at any time after the first 12 months following the Effective Date any two consecutive monthly Final Forecasts provided by the COMPANY to AMN are more than twenty-five per cent (25%) below the corresponding Final Forecasts for the corresponding months in the previous calendar year, AMN may require COMPANY to assist in any direct labour costs incurred by AMN or its wholly owned subsidiaries arising directly from such failure to forecast correctly. At AMN's request, COMPANY will pay AMN a fee in respect of each Researcher that is made redundant after AMN (or AMN's wholly owned subsidiary as appropriate) has used its best endeavours to redeploy that Researcher and subject to receiving written

certification by an appropriately qualified officer of AMN of that Researcher's net monthly salary, an amount equivalent to the lesser of the thirty day notice payment which is one (1) month's salary and US$1,000. The movement of tenured agents transferred from other AMN operations will be agreed upon by the Parties. Payments for separation pay shall likewise be indicated in the invoice mentioned in 4.3 of the Agreement.

8. Service Level Agreement and Service Credits

8.1 **Application**: During the Implementation Period AMN will use all reasonable endeavours to meet the Service Levels during said period. After the Implementation Period, for the remainder of the Term and any Renewal Term AMN will deliver the Services in accordance with the service level parameters. Further, the Parties agree that the provisions on Service Level Agreements and Service Credits will be continuously evaluated every ninety (90) days during the term of the Agreement or any renewal thereof and the said provisions may be amended provided that the Parties comply with the procedures set forth in 11.6, 11.10 and 11.11 of the Agreement.

8.2 Service Levels and Service Credits

(a) **Accuracy**: 98% of all answers provided to AskFrank Users will be in accordance with the Style Guide and the normal question and answer policies of AMN as applied to other third party white label distributors of the Services. Except in the case of an Event of Force Majeure, failure to meet the answer accuracy target above on a monthly basis, will render AMN liable to issue COMPANY a service credit in respect of future payment of Fees (or, where no future payments of Fees are payable, a refund) calculated in accordance with the Table A below:

Table A Percentage of Accurate Answers

Percentage Accuracy	Service Credit (as % of Actual Charges)
98% - 100%	0%
96% - 97.99%	3%
94% - 95.99%	6%
92% 93.99%	9%
90% - 91.99%	12%
85% - 89.99%	15%
Less than 85%	18%

(b) **Answer Response Time**: For the first 180 days of the Term AMN shall provide an answer to a question originated by an AskFrank User within 3 minutes and 30 seconds, thereafter AMN shall provide an answer to a question originated by an AskFrank User within 3 minutes. 90% of all Referred Questions will be answered within 5 minutes, 98% within 10 minutes. The relevant time period for measuring timing is the time elapsed between the moment that the AskFrank User originated question is received by AMN on its server(s) to the time the answer leaves the AMN server(s) going to the COMPANY server or to the server of COMPANY's third party aggregator. Except in the case of an Event of Force Majeure, failure to meet either of the Answer response time targets specified above for any given day in a calendar month will render AMN liable to issue COMPANY with a service credit in respect of future payment of Fees (or, where no future payments of Fees are payable, a refund) calculated in accordance with the following tables:

Table B – Number of days where 5 minute SLA is not met

No of Days/month	Service Credit (as % of Actual Charges)
1-3	0%
4-6	3%
7-10	6%
11-15	9%

16-10	12%
21-15	15%
26+	18%

Table C – Number of days where 10 minute SLA is not met

No of Days/month	Service Credit (as % of Actual Charges)
1-6	3%
7-10	6%
11-15	9%
16-20	12%
21-25	15%
26+	18%

(c) **Availability**: AMN shall ensure that the Service and the System are fully functional and available 99.98% of the time calculated on a monthly basis subject to regularly scheduled maintenance down time, provided that all maintenance will be conducted at such times so as to minimise disruption to the Service, avoiding anticipated or known peak traffic times. Except in the case of an Event of Force Majeure, failure to meet the Service Availability requirement specified above during any calendar month will render AMN liable to issue COMPANY with a service credit in respect of future payment of Fees (or, where no future payments of Fees are payable, a refund) calculated in accordance with Table D below.

Table D – Service Availability

Average Service Availability	Service Credit (as % of Actual Charges)
99.99-100%	0%
99-99.98%	2.5%
98-98.99	5%
97-97.99%	7.5%
95-96.99%	10%
90-94.99%	15%
Less than 90%	25%

The Parties agree to comply with the procedures set forth in 11.10 and 11.11 of the Agreement if the Parties cannot agree whether AMN is liable for service credits. If COMPANY becomes entitled to more than three Service Credits in any 12 month period then COMPANY shall be entitled to terminate this Agreement by notice in writing forthwith.

8.3 **System**: AMN is solely responsible for all hardware, software and connectivity upstream of the Gateway (the "System").

8.4 **Volume Cap**: the maximum number of answers that AMN can provide per minute at any time will be determined 30 days after commercial launch by mutual agreement.

9. Canned answers

9.1 Certain questions may be answered by AMN using pre-prepared standard answers ("Canned Answers"). The provision of Canned Answers is still subject to the Answer Response Time Service Level. The provision of

TF.

Canned Answers will not be taken into consideration when determining the Accuracy Service Level for any given month

9.2 Acceptable categories of question for Canned Answers are as follows and will be included in the Style Guide in a similar format but in keeping with the Style Guide as set out in the following examples:

(a) **Contrary to Q & A Policies**

Includes:

(i) Inappropriate or dangerous material; or

(ii) Multiple or research questions,

Answer: Sorry, some queries can't be answered b/c they conflict w/our Question & Answer Policies, which is posted at www.askfrank.com

(b) **Answer Not Found**

Includes where a Researcher has spent time attempting to find an answer but is unable to locate one:

Answer: Sorry, no results were found. Please check your question for accuracy or ask your question differently or w/more info.

(c) **Question Not Discernable/Intelligible**

Answer: Sorry, we couldn't understand your question. Please check it over and re-ask so we can get u an answer!

(d) **Incomplete or Non Specific Questions**

Answer: Sorry, your question is missing some needed info or isn't specific enough. Please re-ask your question w/more details.

10. Reporting

10.1 Within 10 days of the end of each calendar month AMN shall provide to COMPANY, at AMN's cost, a written report (the "Monthly Report") detailing information on compliance with the Service Levels and the provision of the Services by AMN.

10.2 The Monthly Report will be in an agreed format and will include as a minimum detailed statistics on the following:

(a) Volume & percentage of accurate answers (as defined above);

(b) Volume & percentage of timely answers (as defined above by Answer Response Time);

(c) Average time between question being received and the relevant answer being submitted;

(d) Volume & percentage of answer time by 10 second blocks (e.g. 1-10 seconds, 11-20 seconds etc);

(e) Number of questions received for each month (to each Gateway);

(f) Number of answers provided for each month (to each aggregator destination – there will be two);

(g) Number of minutes & percentage of month that is downtime/unavailability due to AMN;

(h) Number of minutes & percentage of month that is downtime/unavailability due to aggregator;

(i) Number of minutes & percentage of month that is downtime/unavailability due to other source;

(j) A list of all questions that resulted in a Canned Answer being provided.

(k) Total number of Researchers employed for COMPANY that month; and

(l) The average number of Researchers logged in to the COMPANY interface at any moment in time.

10.3 In addition to the Monthly Report, AMN shall provide COMPANY with an online user interface to enable COMPANY to access data concerning the Service (including the data that is included in Monthly reports) at www.askmenow.com

11. KPIs

11.1 In the three month period following the Effective Date the COMPANY will work in good faith to introduce a bonus scheme for AMN such that should AMN exceed certain Key Performance Indicators ("KPIs") in its delivery of the Services to COMPANY during the Term then AMN shall be entitled to rewards (to be determined by COMPANY). The precise nature and parameters of the KPIs shall be agreed in good faith between the parties and recorded in writing and appended to this Agreement. .